UMB Bank, n.a.

1010 Grand Boulevard

Kansas City, Mo. 64141

June 28, 2004 For more information, please contact:

Bridget Hess, 816-860-5644

UMB ANNOUNCES NEW TRUST DIVISION LEADER AND NEW CIO

Kansas City, Mo. -- UMB Bank, n.a., is pleased to announce two new leadership appointments: Joseph J. Gazzoli has been promoted to executive vice president of asset management and will oversee the bank's Asset Management and Trust & Wealth Management groups, and William B. Greiner has rejoined the company as its chief investment officer (CIO).

"Both Joe and Bill have a wealth of experience and a clear vision for building upon the excellent products and services we already offer," said Peter deSilva, chairman and chief executive officer of UMB Bank and president and chief operating officer of its holding company, UMB Financial Corporation.

"They share in my enthusiasm for UMB's longstanding tradition and commitment to its customers, as well as UMB's commitment to the trust and investments business," said Mariner Kemper, chairman and CEO of UMB Financial Corporation. "I look forward to seeing the energy and expertise they will bring to their new roles."

Mr. Gazzoli joined the company in January as an executive vice president with UMB Financial Corporation and chairman with UMB Bank's St. Louis region. Before coming to UMB, he was most recently president of TIAA-CREF Trust Company. He was hired by TIAA-CREF in April 1997 to direct the organization's entry into the trust business and grew the business to $5 billion in client assets during his tenure. Prior to that, he was an executive vice president for Boatmen's Trust Company and was responsible for overseeing $20 billion in personal trust and investment business. A graduate of the University of Virginia who also earned a juris doctorate from Saint Louis University School of Law, Mr. Gazzoli has more than 20 years of experience in the financial services industry.

Mr. Greiner has more than 20 years experience in investment management. He spent 12 years of his career at Northern Trust in Chicago as a vice president and senior investment counselor. Prior to Northern Trust, Mr. Greiner spent six years working in the banking and investments industry. He also worked at UMB Bank from early 1999 until September 2003 overseeing the Trust Investments Department and serving as CIO. During his previous four-year tenure at UMB, he put in place important infrastructure that has led to the successful performance of many of UMB's investment products. A graduate of Washburn University in Topeka, Kan., Mr. Greiner is a Chartered Financial Analyst.

UMB Financial Corporation (NASDAQ: UMBF) is a $7.5 billion holding company headquartered in Kansas City, Mo. The company offers banking and related financial services to individual and business customers. It owns and operates 153 banking centers throughout Missouri, Illinois, Colorado, Kansas, Oklahoma and Nebraska.

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